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                                                                     EXHIBIT 3.1


                              CERTIFICATE OF MERGER

            MERGING WEATHERFORD MERGER, INC., A DELAWARE CORPORATION,
                                  WITH AND INTO
            WEATHERFORD INTERNATIONAL, INC., A DELAWARE CORPORATION.



                  Pursuant to the provisions of Section 251 of the General Corporation Law of the State of Delaware (the "DGCL"), the undersigned certifies as follows concerning the merger (the "Merger") of Weatherford Merger, Inc., a Delaware corporation ("Merger Sub"), with and into Weatherford International, Inc., a Delaware corporation ("Weatherford International"), with Weatherford International continuing as the surviving corporation in the Merger (the "Surviving Corporation").

      1. The Agreement and Plan of Merger, dated as of May 8, 2002 (the "Merger Agreement"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the DGCL.

      2. The Merger contemplated in the Merger Agreement and this Certificate of Merger will be effective at 5:00 p.m. on June 26, 2002 (the "Effective Time").

      3. The name of the Surviving Corporation shall be Weatherford International, Inc.

      4. In accordance with the Merger Agreement and the DGCL, and to give effect to the changes required by the Merger Agreement, the Amended and Restated Certificate of Incorporation of the Surviving Corporation is hereby amended and restated to read in its entirety as follows:

                  "First: The name of the Corporation is Weatherford International, Inc.

                  Second: The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is Corporation Service Company.

                  Third: The nature of the business and purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                  Fourth: The total number of shares of stock that the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, with a par value of $1.00 per share.

                  Fifth:  The Corporation shall have perpetual existence.

                  Sixth: Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.
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                  Seventh: All of the powers of the Corporation, insofar as the same may be lawfully vested by this Amended and Restated Certificate of Incorporation in the Board of Directors of the Corporation, are herby conferred upon the Board of Directors of the Corporation.

                  In furtherance and not in limitation of the foregoing provisions of this Article Seventh, and for the purpose of the orderly management of the business and the conduct of the affairs of the Corporation, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal from time to time the by-laws of the Corporation, subject to the right of the stockholders of the Corporation entitled to vote thereon to adopt, amend or repeal bylaws of the Corporation.

                  Eighth: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation."

      5. The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027.

      6. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of Merger Sub or Weatherford International.


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      IN WITNESS WHEREOF, Weatherford International, Inc. has caused this
Certificate to be signed by one of its duly authorized officers this 26th day of June, 2002.


                                      WEATHERFORD INTERNATIONAL, INC.


                                      By: /s/ BURT M. MARTIN
                                         ----------------------------------
                                      Name:   Burt M. Martin
                                           --------------------------------
                                      Title:  Senior Vice President
                                            -------------------------------